DESERT CANADIANS LTD.
(the “Company”)

AUDIT COMMITTEE CHARTER

This Charter establishes the composition, the authority, roles and responsibilities and the general objectives of the Company’s audit committee, or its Board of Directors (the “Board”) in lieu thereof (the “Audit Committee”). The roles and responsibilities described in this Charter must at all times be exercised in compliance with the legislation and regulations governing the Company and any subsidiaries.

Composition

(a)	Number of Members. The Audit Committee must be comprised of a minimum of one director of the Company.

(b)	Chair. If there is more than one member of the Audit Committee, members will appoint a chair of the Audit Committee (the “Chair”) to serve for a term of one (1) year on an annual basis. The Chair may serve as the chair of the Audit Committee for any number of consecutive terms.

Meetings

(a)	Quorum. The quorum required to constitute a meeting of the Audit Committee is set at a majority of members.

(b)	Agenda. The Chair will set the agenda for each meeting, after consulting with management and the external auditor. Agenda materials such as draft financial statements must be circulated to all Audit Committee members for members to have a reasonable amount of time to review the materials prior to the meeting.

(c)	Notice to Auditors. The Company’s external auditors (the “Auditors”) will be provided with notice as necessary of any Audit Committee meeting, will be invited to attend each such meeting and will receive an opportunity to be heard at those meetings on matters related to the Auditors’ duties.

(d)	Minutes. Minutes of Audit Committee meetings will be accurately recorded, with such minutes recording the decisions reached by the committee.

Roles and Responsibilities

The roles and responsibilities of the Audit Committee include the following:

External Auditor

The Audit Committee will:

(a)	Selection of Auditors. Select, evaluate and recommend to the Board for shareholder approval, the Auditors to examine the Company’s accounts, controls and financial statements.

(b)	Scope of Work. Evaluate, prior to the annual audit by the Auditors, the scope and general extent of the Auditors’ review, including the Auditors’ engagement letter.

(c)	Compensation. Recommend to the Board the compensation to be paid to the Auditors.

(d)	Replacement of Auditors. If necessary, recommend the replacement of the Auditors to the Board of Directors.

(e)	Approve Non-Audit Related Services. Pre-approve all non-audit services to be provided by the Auditors to the Company or its subsidiaries.

(f)	Responsibility for Oversight. Oversee the work of the Auditors, who must report directly to the Audit Committee.

(g)	Resolution of Disputes. Assist with resolving any disputes between management and the Auditors regarding financial reporting.

Financial Statements and Financial Information

The Audit Committee will:

(a)	Review Audited Financial Statements. Review the Company’s audited financial statements, discuss those statements with management and with the Auditors, and recommend their approval to the Board.

(b)	Review Interim Financial Statements. Review and discuss with management the Company’s quarterly financial statements, and if appropriate, recommend their approval by the Board.

(c)	MD&A, Annual and Interim Earnings Press Releases, Audit Committee Reports. Review management’s discussion and analysis, interim and annual press releases, and audit committee reports before the Company publicly discloses such information.

(d)	Auditor Reports and Recommendations. Review and consider any significant reports and recommendations issued by the Auditors, together with management’s response, and the extent to which recommendations made by the Auditors have been implemented.

Risk Management, Internal Controls and Information Systems

The Audit Committee will:

(a)	Internal Controls. Review with management and the Auditors the general policies and procedures used by the Company with respect to internal accounting and financial controls, and remain informed, through communications with the Auditors, of any weaknesses in internal controls that could cause errors or deficiencies in financial reporting or deviations from the accounting policies of the Company or from applicable laws or regulations.

(b)	Financial Management. Periodically review the team in place to carry out financial reporting functions, circumstances surrounding the departure of any officers in charge of financial reporting, and the appointment of individuals to oversee such functions.

(c)	Accounting Policies and Practices. Review management plans regarding any changes in accounting practices or policies and the financial impact thereof.

(d)	Litigation. Review with the Auditors and legal counsel any litigation, claim or contingency, including tax assessments, that could have a material effect upon the financial position of the Company and the manner in which these matters are being disclosed in the Company’s financial statements.

(e)	Other. Discuss with management and the Auditors correspondence with regulators, employee complaints, or published reports that raise material issues regarding the Company’s financial statements or disclosure.

Complaints

The Audit Committee will:

(a)	Accounting, Auditing and Internal Control Complaints. Establish a procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters.

(b)	Employee Complaints. Establish a procedure for the confidential transmittal on condition of anonymity by the Company’s employees of concerns regarding questionable accounting or auditing matters.

Authority

(a)	Auditors. The Auditors, and any internal auditors hired by the company, will report directly to the Audit Committee.

(b)	Independent Advisors. The Audit Committee may, at the Company’s expense and without the approval of management, retain the services of independent legal counsel and any other advisors it deems necessary to carry out its duties and establish and pay the monetary compensation of such advisors.

Reporting

The Audit Committee will report to the Board on:

(a)	the independence of the Auditors;

(b)	the performance of the Auditors and any recommendations of the Audit Committee in relation thereto;

(c)	the reappointment and termination of the Auditors;

(d)	the adequacy of the Company’s internal controls and disclosure controls;

(e)	the Audit Committee’s review of the Company’s annual and interim financial statements;

(f)	the Audit Committee’s review of the annual and interim management discussion and analysis;

(g)	the Company’s compliance with legal and regulatory matters to the extent they affect the its financial statements; and

(h)	all other material matters dealt with by the Audit Committee.